Second Amendment to Lease

This Second Amendment, dated this 19th day of June 2000, shall be effective as of December 16, 2000, and is between La Jolla Financial Building, LLC (hereinafter referred to as "Landlord") and SGI International (hereinafter referred to as "Tenant"), with respect to the following facts.

A. Landlord and Tenant have heretofore entered into a lease dated as of December 3, 1990 (hereinafter referred to as the "Master Lease") for certain space located on the Third Floor of the La Jolla Financial Building, Suite #325, located at 1200 Prospect Street, La Jolla,
California 92037.

B. Landlord and Tenant have heretofore entered into a First Amendment to Lease, dated October 17, 1995 for certain space located on the Third Floor of the La Jolla Financial Building, Suite #325 located at 1200 Prospect Street, La Jolla, California 92037.

WHEREFORE the parties hereto agree as follows:

1. Space. Landlord hereby leases to tenant and Tenant hereby hires from Landlord, subject to all of the terms and conditions of the Master Lease and this First Amendment, 5,475 rentable square feet on the Third Floor identified as "Exhibit A" attached hereto.

2. Term. The term of this Lease shall be for sixty (60) months commencing upon December 16, 2000.

3. Annual Basic Rent.

(a) Tenant agrees to pay Landlord as Annual Basic Rent for the Premises the sum of One Hundred Eighty Thousand Six Hundred Seventy Five Dollars and no/100 Dollars ($180,675.00) (subject to adjustment as hereinafter provided) in twelve (12) equal monthly installments of Fifteen Thousand and Fifty Six Dollars and 25/100 Dollars ($15,056.25) each, in advance on the first day of each calendar month during the term. If the term of this Lease commences or ends on a day other than the first day of a calendar month, then the rental for such period shall be prorated in the proportion that the number of days this Lease is in effect during such period bears to thirty (30). In addition to the Annual Basic Rent, Tenant agrees to pay as additional rental the amount of rental adjustments and other charges required by this Lease as described in Sections 3(b), 3(c), and 3(d) All rental shall be paid to Landlord, without prior demand and without any deduction or offset, in lawful money of the United States of America, at the address of Landlord designated at the end of the Lease or to such other person or at such other place Landlord may from time to time designate in writing.

(b) The rental payable by Tenant shall be increased for each year of this lease commencing with the beginning of the second Lease Year by adjusting the Annual Basic Rental reserved in Section 3(a) to reflect any increase in the cost of living, which adjustment shall be determined as follows:

(i) The monthly rent as set forth shall be increased each subsequent year of the term of this lease following the first year if the Consumer Price Index (the "Index") for the "Comparison Month" (described below) increases over the Index for the calendar month ("Base Month") which shall be the month the lease commences. The Base Month Index shall be compared with the Index for the same calendar month for each Subsequent Year ("Comparison Month"). If the Index for any Comparison Month is higher than the Base Month Index, then the monthly rent shall increase beginning with the first month of such subsequent year by ratio which shall be calculated by dividing the Comparison Month Index by the Base Month Index.

** In no event shall the increase be less than 1.015 per year or greater than
1.070 per year.

By way of illustration only, if tenant commences paying monthly rent in August of 1981, then the Base Month Index would be that for August, 1981 (assume such Index at 130) and that Index shall be compared with Index for August, 1982 (assume such Index at 136). Because the Index for August, 1982 is four and six-tenths percent (4.6%) higher than the Index for August, 1981 based on the assumptions of 136 and 130, respectively, the monthly rent commencing in August of 1982 would be four and six-tenths percent (4.6%) higher than the monthly rent commencing August, 1981. Likewise, the Index for August, 1983 would be compared with the Index for August, 1981. Should said Bureau discontinue the publication of the above Index or publish the same less frequently, or alter the same in some other manner, then Landlord shall adopt a substitute index or substitute procedure which reasonably reflects and monitors consumer prices.

(ii) For the purpose of this Lease, the term "Consumer Price
Index" or "Index" shall refer to the "Consumer Price Index for All Urban Consumer Price Index for Los Angeles-Anaheim-Riverside Areas (all terms)" as published by the U.S. Government Printing office, or the successor thereto.

(iii) If the base of the Consumer Price Index should hereafter be changed, then the new base shall be converted to the base in existence on the date of the execution of this amendment and the base as so converted shall be used. In the event that the Bureau shall cease to publish the Consumer Price Index, then the successor or most nearly comparable index thereto shall be used.

(c) Late Charges. Within thirty (30) days after December 16, 2000, if
Landlord has not received the monthly rent payment, or in the event Tenant fails to make any other payment for which Tenant is obligated under this lease on or before the fifth (5) day of each month, tenant agrees to pay, as a penalty, an amount equal to 10% of the monthly rent and or other payment due for each occurrence.

(d) For purposes of Article 4 of the Master Lease the percentage occupied by Tenant with respect to the space is 6.46%. The base year for determination of the Direct Expense Base is 2001.

4. Tenant Improvement. Landlord will at its sole expense recarpet the premises with building standard carpet and repaint the suite as directed by Tenant.

5. Parking. Tenant shall for the term of the lease receive $640.00 a month in parking credits against its monthly rent to be used at the La Jolla Financial Building.

6. Incorporation of Master Lease. Except as otherwise expressly set forth herein, all other terms and provisions of the Master Lease shall be incorporated herein and apply. Said Additional space shall be deemed as part of the leased premises covered by said Master Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First
Amendment to Lease as of the date set forth above.

SGI International
"Tenant"
By

La Jolla Financial Building, LLC
"Landlord"
By